Exhibit (c)(2)

Presentation to

The Special Committee of the Board of Directors

Strictly Private and Highly Confidential

July 21, 2004

Disclaimer

The following materials contain information provided to the Special Committee of the Board of Directors (the “Special Committee”) of Texas Genco Holdings, Inc. (“Genco Holdings” or “Company”) by RBC Capital Markets Corporation (“RBC”). These materials were compiled or prepared on a confidential basis solely for the use of the Special Committee and not with a view toward public disclosure (whether under any securities law or otherwise). The information contained in these materials was obtained from documents delivered to RBC by Citigroup Global Markets, Inc. (“Citigroup”), financial advisors to CenterPoint Energy, Inc. (“CenterPoint”), from information provided by the management of Genco Holdings and from publicly available third-party sources, in each case, without independent verification by RBC. Any estimates and projections contained herein have been based upon the estimates and projections contained in such documents and third-party sources and there is no assurance that such estimates and projections will be realized. Neither RBC nor any of its employees, affiliates, advisors or representatives make any representations (express or implied) as to the accuracy or completeness of the information contained herein and nothing contained herein is, or shall be construed or relied upon as, a representation, whether as to the past, present or future. These materials were prepared by RBC solely for use by the Special Committee and were not prepared for use by any other person or entity and accordingly, neither RBC nor the Special Committee nor their respective advisors or agents take any responsibility for the materials contained herein to the extent used by any such person or entity. RBC does not have any obligation to update or otherwise revise the materials contained herein.

These materials must not be disclosed, copied, reproduced, distributed, or passed to others at any time without the prior written consent of RBC.

Strictly Private & Highly Confidential 2

Table of Contents

I. Background to the Transaction

II. Transaction Overview

III. Overview of Company

IV. Assessment of Consideration

Strictly Private & Highly Confidential 3

Introduction

The purpose of this presentation is to provide the Special Committee of the Board of Directors (the “Special Committee”) of Texas Genco Holdings, Inc. (“Genco Holdings” or the “Company”) with a summary of the analyses underlying RBC Capital Markets Corporation’s opinion as to the fairness, from a financial point of view, to the holders of common stock of the Company (“Common Stock”), other than CenterPoint Energy, Inc. (“CenterPoint”), of the Public Company Merger Consideration (as defined below) to be received by such holders in connection with the proposed transaction.

CenterPoint currently owns approximately 81% of the Common Stock of the Company. The remaining approximately 19% interest of the Company is publicly traded. GC Power Acquisition LLC (“Buyer”), which is owned by Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates (collectively, the “Investors”), has made an offer to purchase 100% of Genco Holdings, including the 19% minority interest owned by public shareholders.

In connection with the proposed transaction, holders of Common Stock other than CenterPoint will receive $47.00 per share in cash payable without interest (the “Public Company Merger Consideration”). The transaction in which holders of Common Stock receive the Public Company Merger Consideration is referred to herein as the “Public Company Merger.” CenterPoint will receive after-tax net proceeds equivalent to a straight stock sale of $45.25 per share.

Strictly Private & Highly Confidential 4

Introduction (cont.)

In connection with our review of the Public Company Merger and in connection with the preparation of our opinion, RBC Capital Markets Corporation (“RBC”) has undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including:

Reviewed the financial terms of the draft dated July 21, 2004 of the Transaction Agreement among CenterPoint, Utility Holding, LLC (“Utility Holding”), NN Houston Sub, Inc. (“Merger Sub”), Genco Holdings, HPC Merger Sub, Inc. (“STP Merger Sub”), and Buyer, which draft RBC received on July 20, 2004 (the “Execution Copy”) without disclosure schedules or exhibits Reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company Conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company Received and reviewed financial forecasts prepared by the Company’s management on the potential future performance of the Company on a stand alone basis (the “Company Forecast”) Reviewed the reported prices and trading activity for Common Stock Performed other studies and analyses as we deemed appropriate

In connection with rendering our opinion, RBC has, among other things:

Compared selected market valuation metrics of the Company and other selected comparable publicly-traded companies with the metrics implied by the Public Company Merger Consideration Compared selected financial metrics, to the extent publicly available, of selected comparable asset acquisitions with the metrics implied by the Public Company Merger Consideration Prepared a discounted cash flow analysis using the Company Forecast

Strictly Private & Highly Confidential 5

I. Background to the Transaction

Background to the Transaction

RBC reviewed the transaction process conducted by Citigroup, which formally began in February 2004, and considered the sale of CenterPoint’s 81% interest in the Company

RBC was not authorized by the Special Committee to solicit other purchasers for the Company and does not address the merits of the underlying decision by the Company to engage in the Public Company Merger or the relative merits of the Public Company Merger compared to any alternative business strategy or transaction in which the Company might engage

Timeline Comments

January 24, 2004 Reliant Resources, Inc. (“Reliant”) announced that it would not exercise its option to purchase CenterPoint’s 81% interest in Genco Holdings

February 2004 Citigroup began the formal auction process for CenterPoint’s interest in Genco Holdings(1)

April 15, 2004 Deadline date for preliminary, non-binding indications of interest(1)

June 18, 2004 Deadline for second round bids(1)

June 28, 2004 Deadline for third round, “Best and Final” bids(1)

July 3, 2004 Investors resubmitted revised bid(1)

July 6, 2004 Bidder White (as defined on page 8) submitted revised bid(1)

July 16, 2004 CenterPoint selected the Investors to proceed on an exclusive basis towards final documentation(1)

CenterPoint agreed to accept the Investors’ $45.25 per share offer for its 81% ownership interest in Genco Holdings(1)

The Special Committee had discussions with representatives of CenterPoint and CenterPoint’s advisors that resulted in a proposal of $47.00 per share for the 19% minority interest of Genco Holdings

(1) Citigroup provided this information to RBC in a series of communications commencing on 6/24/04.

Strictly Private & Highly Confidential 7

Process Summary*

Round I Round II

Contacted Teasers Sent IMs Sent Bidding Participants First Round Bids Second Round Invites Final Bids

Strategic Buyers 49 39 14 8 6 2 0

Financial Buyers 58 51 24 9 4 4 3

Total 107 90 38 17 10 6 3

3 conforming final proposals received plus one proposal for Genco Holding’s South Texas Project (“STP”) stake

Investors – Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates

“Bidder White” – Consortium of 3 financial buyers plus 1 IPP

“Bidder Purple” – Consortium of hedge funds represented by 2 investment banks (Lazard / CSFB) acting as underwriters

“Bidder Orange” – Strategic buyer bid for 44% stake in STP (assumes ROFR exercise for 13.2%)

Second round proposals received on June 18, 2004 with all 3 conforming bidders invited to submit “Best and Final” bids on June 28, 2004

CenterPoint selected the Investors to proceed on an exclusive basis towards final documentation on July 16, 2004

*This page has been reproduced from documents delivered to RBC by Citigroup as supplemented by the Execution Copy.

Strictly Private & Highly Confidential 8

II. Transaction Overview

Transaction Overview

Acquiror

Financial sponsor group consisting of Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates

Transaction Structure*

The transaction will occur in three steps:

1. Merger Sub shall be merged with and into Genco Holdings with each of the 15.2 million shares of Common Stock held by the public being converted into a right to receive $47.00 in cash (approximately $716 million in aggregate); prior to consummation of the Public Company Merger Closing Date, Genco II LP will merge with Genco LP and will be allocated all the Non-STP Assets and Liabilities (other than Texas Genco Services, LP)

2. Newco will merge with and into Genco II LP with Genco II LP being the surviving entity as an indirect wholly-owned subsidiary of Buyer

3. STP Merger Sub shall merge with and into Genco Holdings, with Genco Holdings being the surviving corporation

Consideration $47.00 per share in cash to all holders of the 19% publicly traded minority interest of Genco Holdings CenterPoint should receive after-tax net proceeds equivalent to a straight stock sale of $45.25 per share

Tax Treatment

Not applicable for minority shareholders; CenterPoint and Investors have agreed to not make a joint 338 (h)(10) election with respect to the STP acquisition

Indemnification

CenterPoint and Investors have clauses in place with respect to tax matters

Financing Representation and Warranty

Investors represent that they will have adequate sources of funds to pay the full purchase price on closing Commitment Letter from Goldman Sachs to provide debt financing

* See page 13 for a detailed description.

Strictly Private & Highly Confidential 10

Transaction Overview (cont.)

Utility Regulatory Review/Approval

FERC (Exempt Wholesale Generator status), NRC (license transfers)

Other Regulatory Review/Approval

DOJ/FTC (HSR approval), SEC

Closing of the Public Company Merger

The Companies shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, the Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration, and the Delayed Draw Term Facility shall be in full force and effect Genco II LP shall have been certified as an EWG by the FERC

Expiration or termination of applicable waiting period applicable to the Public Company Merger or the Non-STP Acquisition under applicable U.S. antitrust laws

Termination

Genco Holdings, CenterPoint or Investors may terminate the agreement by (a) mutual consent, or (b) if the Stock Purchase Closing shall not have been consummated on or before April 30, 2005 without extension of the Optional Termination Date Buyer may terminate the agreement if the Non-STP Acquisition has not occurred within three days after the Public Company Merger Closing Date

Strictly Private & Highly Confidential 11

Hedge Overview*

Investors have provided a term sheet for a commodity hedge with certain significant terms summarized below

A first lien will be required on Texas Genco, LP’s assets

Indicative Terms and Conditions

BUYER: J. Aron & Company

SELLER: Texas Genco, LP

COMMODITY: Firm energy and capacity and associated ancillary services

TERM: Four years: January 1, 2005 through December 31, 2008

CREDIT SUPPORT: $300 million LOC upon a “Change in Control”

EXCLUSIVITY: 105 days

ENVIRONMENTAL J. Aron & Company shall bear 50% of the risk of increases in government-imposed

CHARGES: environmental charges

* Based upon documentation received by RBC on 7/20/04 and 7/21/04 and conversations between RBC and management of Genco Holdings.

Strictly Private & Highly Confidential 12

Transaction Structure*

- Investors propose to implement the transaction via a 3-step process
- Structure should result in after-tax net proceeds to CenterPoint equivalent to a straight stock sale for $45.25 per share

Step I


Public
CenterPoint
19%
15.2MM shares
$47.00 / share
81%
Genco Holdings
New Debt $716MM

- Using bridge loan proceeds from Investors' financing arrangements, 15.2 million shares repurchased from the public at $47.00/share ($716MM)
- First step to integrate transaction

TIMING: 90 days

Step II


CenterPoint
Investor Funds
100%
Genco Holdings
CASH
NewCo
1
Non-STP Assets
2
New Sub
MERGER
Merger Sub

1. Genco Holdings divides STP and Non-STP assets between two subsidiaries
2. NewCo acquires Non-STP Sub via cash merger
   - CenterPoint receives substantial portion of cash in 90 days
   - Step 1 bridge loan immediately repaid

TIMING: First business day following Step I

Step III


CenterPoint
Investor Funds
CASH
NewCo
Genco Holdings
MERGER
Merger Sub
STP Assets Only
Non-STP Assets

- Once NRC approval obtained, NewCo acquires Genco Holdings via cash merger
- Following Step 3, Genco Holdings assets are "reassembled" as Investor Funds own 100% of current Genco Holdings
- Material adverse change evaluated in context of entire transaction

TIMING: 4-9 months from signing (subject to NRC approval)

Note: Certain structural steps eliminated for presentation purposes.
* This page has been reproduced in its entirety from documents delivered by Baker Botts L.L.P. to Citigroup and by Citigroup to RBC on 7/19/04, except for certain terms and amounts that have been changed to be consistent with the Execution Copy.

Strictly Private & Highly Confidential
13
RBC Capital Markets

III. Overview of Company

Genco Holdings Corporate Organization*

CenterPoint Energy, Inc.

(TX Corp.)

Utility Holding, LLC

(Del LLC)

81%

Texas Genco Holdings, Inc.

(TX Corp.)

19%

Public

100%

Texas Genco GP, LLC

(TX LLC)

General Partner 1%

100%

Texas Genco LP, LLC

(Del LLC)

Limited Partner 99%

Texas Genco, LP

(Texas limited partnership)

Texas Genco Services, LP

(Texas limited partnership)

* Source: Genco Holdings virtual data room, Section 1.6.

Strictly Private & Highly Confidential 15

Financial Performance

($ in millions, unless otherwise noted)

	Historical [1]			Company Forecast [2]					CAGR
	Year Ending December 31,		LTM [3]	Year Ending December 31,					
	2002A	2003A	3/31/2004A	2004E	2005E	2006E	2007E	2008E	'04E-'08E
Income Statement Summary									
Average Gas Price ($/MMbtu) [4]				$6.21	$6.31	$5.71	$5.19	$4.82	
Revenues	$1,541.0	$2,002.4	$2,082.9	$2,000.2	$2,174.7	$2,163.7	$2,087.6	$1,977.3	*(0.3%)*
% Growth	*(54.8%)*	*29.9%*	*4.0%*	*(0.1%)*	*8.7%*	*(0.5%)*	*(3.5%)*	*(5.3%)*	
EBITDA [5]	$48.3	$404.4	$513.7	$666.8	$738.8	$806.8	$727.7	$630.2	*(1.4%)*
% Margin	*3.1%*	*20.2%*	*24.7%*	*33.3%*	*34.0%*	*37.3%*	*34.9%*	*31.9%*	
EBIT [6]	($133.6)	$222.0	$329.7	$481.6	$532.3	$592.6	$510.2	$412.0	*(3.8%)*
% Margin	*NM*	*11.1%*	*15.8%*	*24.1%*	*24.5%*	*27.4%*	*24.4%*	*20.8%*	
Net Income	($92.9)	$151.3	$223.0	$320.6	$353.9	$393.1	$339.5	$275.7	*(3.7%)*
% Margin	*NM*	*7.6%*	*10.7%*	*16.0%*	*16.3%*	*18.2%*	*16.3%*	*13.9%*	
EPS	($1.16)	$1.89	$2.79	$4.01	$4.42	$4.91	$4.24	$3.45	*(3.7%)*
Balance Sheet Summary									
Cash and Cash Equivalents	$0.6	$44.6	$0.3	-	-	-	-	-	
Total Debt	$105.2	-	-	-	-	-	-	-	
Net Debt [7]	$104.6	($44.6)	($0.3)	-	-	-	-	-	
Shareholders' Equity	$2,824.0	$3,033.2	$3,074.1	$3,219.5	$3,497.7	$3,813.2	$4,074.9	$4,282.1	
Capitalization	$2,928.6	$2,988.6	$3,073.7	$3,219.5	$3,497.7	$3,813.2	$4,074.9	$4,282.1	

(1) Source: SEC filings. "NM" is defined as Not Meaningful.
(2) Source: Company financial forecast provided by management to Citigroup and by Citigroup to RBC as of 7/14/04.
(3) "LTM" is defined as Last Twelve Months.
(4) Forecast average gas prices provided by management to RBC in a telephonic conversation on 7/15/04. Prices are based on NYMEX curve as of 7/12/04.
(5) EBITDA for forecast period is defined as EBIT plus depreciation and nuclear fuel amortization and is taken from the cash flow statement.
(6) EBIT for forecast period is defined as operating income plus non-operating income.
(7) Net Debt is defined as short-term debt plus long-term debt plus capital lease obligations less cash and cash equivalents.

Strictly Private & Highly Confidential

16

RBC Capital Markets

Summary of Company Generation Facilities(1)

Generation Facilities Location Commercial Operation Date (1) Net Generating Capacity (MW)(2) Average Heat Rate (1) 2003 GWh Production (1) Number of Units Dispatch Type Fuel Type

San Jacinto LaPorte 1995 162 7,671 1,333 2 Intermediate Gas

South Texas Project Baycity 1988-1989 770 (3) 10,237 4,843 2 Base-load Nuclear

Limestone Northwest of Houston 1985-1986 1,602 10,096 12,162 2 Base-load Lignite

Greens Bayou Northeast of Houston 1973-1976 760 13,348 294 7 Cyclic, Peaking Gas / Oil

Cedar Bayou Baytown 1970-1974 2,258 11,387 3,543 3 Intermediate Gas / Oil

H. O. Clarke Houston 1968 78 13,011 1 6 Peaking Gas

T. H. Wharton Houston 1960-1976 1,254 (4) 9,662 1,744 18 Cyclic, Peaking Gas / Oil

Webster Southeast of Houston 1965-1967 387 (4) 11,398 (3) 2 Cyclic, Peaking Gas

W. A. Parish Thompson 1958-1982 3,653 10,416—11,085 18,835 9 Base-load, Intermediate, Cyclic, Peaking Coal, Gas

S. R. Bertron Deer Park 1956-1967 844 12,395 692 6 Cyclic, Peaking Gas / Oil

P. H. Robinson San Leon 1966-1973 2,211 (5) 10,639 1,854 4 Intermediate Gas

Deepwater Southeastern Harris County 1955 174 (4) 14,124 60 1 Cyclic Gas

Total 14,153 62

(1) Source: SEC filings and Genco Holdings Confidential Information Memorandum dated February 2004 compiled by Citigroup. (2) Net generating capacity equals gross maximum summer generating capability less the electric energy consumed at the facility. (3) Represents Genco Holdings’ 30.8% interest in the South Texas Project.

(4) Webster Unit 3, T.H. Wharton Unit 2 and Deepwater Unit 7 are mothballed. Heat Rate data for Webster as of 2002. (5) All four units at P.H. Robinson are expected to be mothballed through April 2005.

Strictly Private & Highly Confidential 17

Share Price Performance

Share Price Performance Since IPO

December 18, 2002 to Present (1)

Price

$50.00

$45.00

$40.00

$35.00

$30.00

$25.00

$20.00

$15.00

$10.00

$5.00

Reliant spins off 19% of Company to its shareholders at $8.75 per share

Declared dividend policy

Reliant declines to exercise ROFR option

Company releases 2003 annual earnings

Volume

3,500,000 3,000,000 2,500,000 2,000,000 1,500,000 1,000,000 500,000 0

18-Dec-02 9-Mar-03 29-May-03 18-Aug-03 7-Nov-03 27-Jan-04 17-Apr-04 16-Jul-04

(1) Source: Bloomberg, public press releases and articles as of 7/16/04 .

Strictly Private & Highly Confidential 18

Relative Price Performance(1)

Genco Holdings vs. Comparable Company Index vs. S&P 500 vs. S&P Electric Utilities December 18, 2002 (TGN IPO) to Present

450% 400% 350% 300% 250% 200% 150% 100% 50% 0% (50%)

(A) (B) (C) (D) (E)(F) (G)(H)(I)(J)(K)

18-Dec-02 9-Mar-03 29-May-03 18-Aug-03 7-Nov-03 27-Jan-04 17-Apr-04 16-Jul-04

Genco Holdings S&P 500 Index

Comparable Company Index(2) S&P Electric Utilities Index

Average Closing Price History

Since IPO $27.02

1-year $32.31

90-day $39.29

60-day $41.14

30-day $44.09

Average Daily Trading Volume History

Since IPO 115,003

1-year 91,790

90-day 81,533

60-day 97,392

30-day 110,481

Absolute Performance

Genco Holdings 426.3%

Comparable Company Index 68.3%

S&P 500 Index 23.6%

S&P Utility Index 25.3%

A. 12/04/03 Reliant Announcement B. 1/24/04 Reliant Option Expiration

C. 2/12/04 Genco Holdings Annual Earnings

Release

D. 3/31/04 Genco Holdings Files True-Up

Application

E. 4/15/04 First Round Bids received

F. 4/22/04 Genco Holdings Q1 Earnings Release G. 6/18/04 Second Round Bids Due H. 6/28/04 “Best and Final” Bids Due I. 7/3/04 Revised Investors Bid J. 7/6/04 Revised Bidder White Bid K. 7/16/04 CenterPoint selects Investors

Genco Holdings has demonstrated strong price performance, outperforming its peers and the broader market

(1) Trading data source: Bloomberg as of 7/16/04.

(2) Comparable Company Index includes: AES Corp., Allegheny Energy Inc., American Electric Power Company Inc., Calpine Corp., CenterPoint Energy Inc., Constellation Energy Group Inc., Dynegy Inc., Edison International, Entergy Corp., FPL Group Inc., NRG Energy, PPL Corp., Reliant Energy Inc., and TXU Corp.

Strictly Private & Highly Confidential 19

Genco Holdings Trading Histogram(1)

% of Shares Traded (IPO – Current)

18.0% 16.0% 14.0% 12.0% 10.0% 8.0% 6.0% 4.0% 2.0% 0.0%

14.4% 14.5% 14.5% 14.8% 4.1% 16.8% 9.7% 7.3% 4.0%

4.0%

$8.00 - $11.99 $12.00 - $15.99 $16.00 - $19.99 $20.00 - $23.99 $24.00 - $27.99 $28.00 - $31.99 $32.00 - $35.99 $36.00 - $39.99 $40.00 - $43.99 $44.00 - $48.00

80.0 million shares outstanding as per Company proxy dated 4/23/04 43.8 million shares traded during period per Bloomberg 54.7% of outstanding shares traded during period

% of Shares Traded (LTM)

35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% 16.2% 7.5% 30.7% 17.7% 13.3% 7.4%

7.3% $20.00 - $23.99 $24.00 - $27.99 $28.00 - $31.99 $32.00 - $35.99 $36.00 - $39.99 $40.00 - $43.99 $44.00 - $48.00

80.0 million shares outstanding as per Company proxy dated 4/23/04 24.0 million shares traded during period per Bloomberg 30.0% of outstanding shares traded during period

% of Shares Traded (Last 6 Months)

30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0%

1.4% 9.9% 23.0% 12.8% 18.4% 9.5% 7.9% 8.6%

8.6% $30.00 - $31.99 $32.00 - $33.99 $34.00 - $35.99 $36.00 - $37.99 $38.00 - $39.99 $40.00 - $41.99 $42.00 - $43.99 $44.00 - $45.99 $46.00 - $47.99

80.0 million shares outstanding as per Company proxy dated 4/23/04 10.2 million shares traded during period per Bloomberg 12.7% of outstanding shares traded during period

% of Shares Traded (Last 3 Months)

30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0%

15.0% 8.4% 22.1% 15.0% 12.4% 13.6%

13.5% $34.00 - $35.99 $36.00 - $37.99 $38.00 - $39.99 $40.00 - $41.99 $42.00 - $43.99 $44.00 - $45.99 $46.00 - $47.99

80.0 million shares outstanding as per Company proxy dated 4/23/04 6.5 million shares traded during period per Bloomberg 8.1% of outstanding shares traded during period

(1) Source: Bloomberg. Trading data as of 7/16/04.

Strictly Private & Highly Confidential 20

Ownership Overview

Officers & Directors

Name	Title
David M. McClanahan	Chairman of the Board
David G. Tees	President, CEO & Director
Gary L. Whitlock	EVP, CFO & Director
Scott E. Rozzell	EVP, General Counsel & Director
J. Evans Attwell	Director
Donald R. Campbell	Director
Robert J. Cruikshank	Director
Patricia A. Hemingway Hall	Director

Ownership Profile



CenterPoint
81.0%
Public Float
8.5%
Institutions
10.5%

Ownership Analysis

	Basic Shares	% of Total
Insiders & Management[1]		
CenterPoint	64,764,240	81.0%
David M. McClanahan	3,109	0.0%
James S. Brian	1,537	0.0%
J. Evans Attwell	1,340	0.0%
David G. Tees	1,104	0.0%
Other Insiders & Management	1,570	0.0%
Total Insiders & Management	**64,772,900**	**81.0%**
Institutional Shareholders[1]		
Aronson + Johnson + Ortiz LP	1,622,300	2.0%
Donald Smith & Co., Inc.	654,700	0.8%
Vanguard Group	649,528	0.8%
Barclays Global Investors, N.A.	540,549	0.7%
Libra Advisors LLC	463,700	0.6%
Seneca Capital Advisors LLC	324,100	0.4%
P & S Capital Partners LLC (Gracie Capital)	315,600	0.4%
Smith Barney Asset Management	296,842	0.4%
Loomis, Sayles & Co. LP	296,290	0.4%
Luminus Management, LLC	205,158	0.3%
Other Institutional Shareholders	3,066,336	3.8%
Total Institutional Shareholders	**8,435,103**	**10.5%**
Non-Institutional Public Float	**6,791,997**	**8.5%**
Total Basic Shares Outstanding[2]	**80,000,000**	**100.0%**

(1) Source: most recent proxy as of 4/23/04, Thomson Financial, and Bloomberg. Excludes exercisable options.
(2) Source: most recent 10-Q filing as of 3/31/04.

Strictly Private & Highly Confidential

21

RBC Capital Markets

IV. Assessment of Consideration

Financial Assessment Summary

($ in millions, unless otherwise noted)

	Company Data[1]	Multiples Analysis[2] Min.	Mean	Median	Max.	Implied Equity Value Per Share[3] Min.	Mean	Median	Max.
Comparable Company Analysis									
EBITDA									
LTM	$513.7	6.8x	9.7x	9.5x	14.8x	$43.59	$62.13	$60.71	$95.03
2004E	$666.8	7.2x	8.3x	7.8x	10.0x	$59.92	$69.14	$64.79	$83.44
2005E[4]	$738.8	7.1x	8.1x	8.2x	9.3x	$63.45	$72.94	$73.30	$83.84
EPS									
LTM	$2.79	10.4x	13.6x	14.1x	15.7x	$29.10	$37.89	$39.29	$43.90
2004E	$4.01	13.7x	14.5x	14.2x	15.9x	$54.93	$58.06	$56.84	$63.62
2005E	$4.42	11.9x	14.2x	13.7x	17.2x	$52.84	$62.76	$60.67	$76.06

	Company Data (MW)[1]	US$ / KW[5] Min.	Mean	Median	Max.	Implied Equity Value Per Share[3] Min.	Mean	Median	Max.
Comparable Asset Acquisitions Analysis									
Net Generating Capacity									
Coal	4,064.0	$353.4	$533.3	$511.4	$792.0	$17.96	$27.10	$25.99	$40.24
Gas[6]	6,307.0	$89.2	$196.9	$236.8	$264.8	$7.04	$15.53	$18.67	$20.88
Nuclear	770.0	$221.2	$493.3	$432.3	$810.1	$2.13	$4.75	$4.16	$7.80
Implied Total by Fuel Type	11,141.0	NA	NA	NA	NA	$27.13	$47.38	$48.82	$68.92
Portfolio	11,141.0	$215.9	$218.2	$218.2	$220.5	$30.07	$30.39	$30.39	$30.71

Discounted Cash Flow Analysis

Terminal EBITDA multiple range of 6.0x - 8.5x and weighted average cost of capital range of 8.0% - 15.0%: $40.62 - $64.86

(1) Source: LTM as of 3/31/04 as per SEC filings. Financial forecast provided by Citigroup as of 7/14/04. "LTM" is defined as Last Twelve Months.
(2) Multiples represent the average of the min., mean, median and max. values for each of the three groups of comparable companies: Generation, Texas-Based Utilities and Regulated with Generation (see detail on pages 25-26).
(3) Implied equity value per share based on enterprise value to EBITDA multiples and $/KW assuming ($0.3) million in net debt and 80.0 million total basic shares outstanding. Numbers may not be exact due to rounding.
(4) As 2005E EBITDA includes EBITDA associated with the additional 13.2% of STP (acquired via ROFR), Equity Values implied by Total Enterprise Value / 2005E EBITDA multiples equal implied enterprise values less net debt (long-term debt plus short-term debt less cash and cash equivalents) less minority interest less preferred stock less the amount of cash utilized to exercise the ROFR (approximately $174 million).
(5) Based on comparable asset acquisitions organized by fuel type (see detail on pages 28-29).
(6) Company data excludes gas generation facilities, or portions thereof, that are currently mothballed as of 7/16/04 (see detail on page 17).

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RBC Capital Markets

Comparable Company Analysis

Methodology

Analyzed selected comparable company market values and trading multiples. No control premium is reflected in the results of the public market trading multiples.

Company Selection

Based on a peer group of Generation, Texas-Based Utilities and Regulated with Generation companies.

No public company is directly comparable to Genco Holdings.

Strictly Private & Highly Confidential 24

Comparable Company Analysis (cont.)(1)

($ in millions, unless otherwise noted)

Market Statistics

Price % Payout

Price @ of 52W Market Price / Price / Earnings(3) TEV / EBITDA (2) Dividend Ratio

Company 07/16/04 High Cap. TEV(2) Book LTM 2004E 2005E LTM 2004E 2005E Yield 2004E

Generation

AES Corp. $10.18 93.8% $6,486.4 $25,073.4 6.0x 15.8x 15.4x 13.9x 7.9x 7.9x 7.8x NA NA

Calpine Corp. 4.34 59.9% 1,805.6 19,034.0 0.4x 13.4x NM NM 14.3x 12.6x 10.4x NA NA

Dynegy Inc. 4.37 82.5% 1,656.1 5,989.1 0.8x NM NM NM 17.7x 7.5x 9.9x NA NA

NRG Energy, Inc. 26.63 98.3% 2,663.1 6,304.5 1.1x NA 16.6x 17.8x 12.9x 10.9x 10.7x NA NA

Reliant Energy Inc. 11.57 99.7% 3,428.9 8,473.3 0.8x NM NM NM 7.4x 8.1x 7.9x NA NA

Mean 1.8x 14.6x 16.0x 15.8x 12.1x 9.4x 9.3x NA NA

Median 0.8x 14.6x 16.0x 15.8x 12.9x 8.1x 9.9x NA NA

Texas-Based Utilities

American Electric Power Company Inc. $31.93 91.0% $12,633.1 $25,104.1 1.6x 13.5x 13.7x 13.3x 7.0x 7.1x 7.0x 4.4% 60.2%

CenterPoint Energy Inc. 11.95 99.3% 3,671.0 14,157.6 2.0x 8.9x 14.1x 16.3x 6.3x 7.6x 9.0x 3.3% 47.1%

Entergy Corp. 56.95 94.6% 13,114.0 20,855.5 1.5x 17.8x 13.5x 12.2x 8.4x 7.4x 6.9x 3.2% 42.6%

TXU Corp. 39.93 96.0% 12,132.6 22,235.6 2.0x 18.2x 15.6x 10.4x 7.3x 8.2x 7.2x 1.3% 19.5%

Mean 1.8x 14.6x 14.2x 13.1x 7.3x 7.6x 7.5x 3.0% 42.3%

Median 1.8x 15.6x 13.9x 12.8x 7.2x 7.5x 7.1x 3.3% 44.8%

Regulated with Generation

Allegheny Energy Inc. $15.08 97.5% $1,914.7 $7,007.5 1.2x NM NM 17.5x 18.4x 9.2x 8.3x NA NA

Constellation Energy Group Inc. 38.68 93.3% 6,749.3 11,380.9 1.6x 12.7x 12.2x 11.6x 6.6x 6.9x 6.6x 2.9% 36.0%

Edison International 26.33 99.5% 8,578.6 21,867.6 1.6x 9.0x 15.4x 15.2x 6.6x 7.7x 8.0x 3.0% 46.8%

FPL Group Inc. 64.10 93.2% 11,846.5 21,412.5 1.7x 13.3x 12.7x 12.5x 8.7x 7.6x 7.4x 3.9% 49.0%

PPL Corp. 46.12 97.6% 8,201.1 16,303.1 2.4x 11.4x 12.6x 11.6x 8.3x 8.0x 7.6x 3.6% 44.7%

Mean 1.7x 11.6x 13.2x 13.7x 9.7x 7.9x 7.6x 3.4% 44.1%

Median 1.6x 12.0x 12.6x 12.5x 8.3x 7.7x 7.6x 3.3% 45.7%

Min. 1.0x 10.4x 13.7x 11.9x 6.8x 7.2x 7.1x 1.4% 18.5%

Mean 1.8x 13.6x 14.5x 14.2x 9.7x 8.3x 8.1x 3.2% 43.2%

Averages for All Groups(4)

Median 1.4x 14.1x 14.2x 13.7x 9.5x 7.8x 8.2x 3.3% 45.3%

Max. 3.5x 15.7x 15.9x 17.2x 14.8x 10.0x 9.3x 2.8% 36.4%

Genco Holdings $46.05 97.6% $3,684.0 $3,683.7 1.2x 16.5x 11.5x 10.4x 7.2x 5.5x 5.0x 2.2% 24.9%

(1) Source: Company press releases, SEC filings, and Wall Street research. “NM”, “NA” and “LTM” are defined as Not Meaningful, Not Available, and Last Twelve Months, respectively.

(2) “TEV” is defined as Total Enterprise Value. Total Enterprise Value equals Equity Value plus net debt (long-term debt plus short-term debt less cash and cash equivalents) plus minority interest plus preferred stock. (3) Diluted EPS before cumulative effect of accounting changes and discontinued operations. P/E multiples greater than 30.0x have been deemed “NM”.

(4) Average min., mean, median and max. values represent the average of the min., mean, median and max. values, respectively, for each of the three groups of comparable companies.

Strictly Private & Highly Confidential 25

Comparable Company Analysis (cont.)[1]

($ in millions, unless otherwise noted)

Credit Statistics

Company	Total Debt[2]	Debt / Capitalization: Book	Debt / Capitalization: TEV[3]	Debt / EBITDA: LTM	Debt / EBITDA: 2004E	Debt / EBITDA: 2005E	Credit Ratings: S&P	Credit Ratings: Moody's
Generation								
AES Corp	$18,743.0	94.6%	74.8%	5.9 x	5.9 x	5.8 x	B+	Ba3
Calpine Corp	17,888.3	79.6%	94.0%	13.5 x	11.9 x	9.7 x	B	Caa1
Dynegy Inc.	4,989.0	70.8%	83.3%	14.7 x	6.3 x	8.2 x	B	Caa2
NRG Energy Inc.	4,468.4	64.6%	70.9%	9.1 x	7.8 x	7.6 x	B+	B2
Reliant Energy Inc.	5,161.0	54.1%	60.9%	4.5 x	4.9 x	4.8 x	B	B2
Mean		*72.7%*	*76.8%*	*9.6 x*	*7.4 x*	*7.2 x*		
Median		*70.8%*	*74.8%*	*9.1 x*	*6.3 x*	*7.6 x*		
Texas-Based Utilities								
American Electric Power Company Inc.	$13,724.0	63.0%	54.7%	3.8 x	3.9 x	3.8 x	BBB	Baa3
CenterPoint Energy Inc.	10,871.2	85.6%	76.8%	4.9 x	5.8 x	6.9 x	BBB	Ba2
Entergy Corp.	8,616.4	49.2%	41.3%	3.5 x	3.1 x	2.8 x	BBB	NA
TXU Corp.	10,544.0	63.8%	47.4%	3.5 x	3.9 x	3.4 x	BBB	Ba1
Mean		*65.4%*	*55.0%*	*3.9 x*	*4.2 x*	*4.2 x*		
Median		*63.4%*	*51.0%*	*3.7 x*	*3.9 x*	*3.6 x*		
Regulated with Generation								
Allegheny Energy Inc.	$5,556.4	78.2%	79.3%	14.6 x	7.3 x	6.5 x	B	B2
Constellation Energy Group Inc.	5,573.0	56.6%	49.0%	3.2 x	3.4 x	3.2 x	BBB+	Baa1
Edison International	15,218.0	73.8%	69.6%	4.6 x	5.4 x	5.5 x	BB+	Ba2
FPL Group Inc.	9,941.0	58.6%	46.4%	4.1 x	3.5 x	3.4 x	A	A
PPL Corp.	8,617.0	71.5%	52.9%	4.4 x	4.2 x	4.0 x	BBB	Ba1
Mean		*67.7%*	*59.4%*	*6.2 x*	*4.8 x*	*4.6 x*		
Median		*71.5%*	*52.9%*	*4.4 x*	*4.2 x*	*4.0 x*		
Averages for All Groups[4] *Min.*		*53.3%*	*49.6%*	*3.7 x*	*3.8 x*	*3.6 x*		
Mean		*68.6%*	*63.7%*	*6.5 x*	*5.4 x*	*5.3 x*		
Median		*68.5%*	*59.6%*	*5.7 x*	*4.8 x*	*5.1 x*		
Max.		*86.1%*	*83.4%*	*11.4 x*	*8.3 x*	*7.7 x*		
Genco Holdings	**$0.0**	**NM**	**NM**	**NM**	**NM**	**NM**	**NA**	**NA**

(1) Source: Company press releases, SEC filings, and Wall Street research. "NM", "NA" and "LTM" are defined as Not Meaningful, Not Available, and Last Twelve Months, respectively.
(2) Includes preferred stock.
(3) "TEV" is defined as Total Enterprise Value. Total Enterprise Value equals equity value plus net debt (long-term debt plus short term debt less cash and cash equivalents) plus minority interest plus preferred stock.
(4) Average min., mean, median and max. values represent the average of the min., mean, median and max. values, respectively, for each of the three groups of comparable companies.

Strictly Private & Highly Confidential 26 RBC Capital Markets

Comparable Asset Acquisitions Analysis

Methodology

Analyzed historical private market values and transaction multiples paid on selected asset acquisition transactions.

Multiples paid reflect market conditions at the time of the announcement, potential synergies, and control premiums.

Target Selection

Based on recent acquisitions of power generation assets fueled by gas, coal, nuclear fuel or a combination thereof.

No target is directly comparable to Genco Holdings.

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Comparable Asset Acquisitions Analysis (cont.)[1]

($ in millions, unless otherwise noted)

Portfolio

Date Ann.	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / KW
3/15/04	Carlyle/Riverstone Global Energy & Power Fund / Sempra Energy Partners	10 Power Plants[2]	American Electric Power Co.	Gas (67.3%), Coal (32.4%), Hydro (0.3%)	TX	$430.0	$430.0	1,950.0	$220.5
6/10/02	PSEG Fossil LLC	Bridgeport & New Haven Power Plants	Wisconsin Energy Corp.	Oil (63.2%), Coal (36.8%)	CT	$220.0	$220.0	1,019.0	$215.9
				Mean					$218.2
				Median					$218.2

Coal

Date Ann.	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / KW
6/4/04	Brownsville Public Utilities Board	7.8% Interest in Oklaunion Power Station	American Electric Power Co.	Coal	TX	$42.8	$42.8	54.0	$792.0
2/26/03	UGI Corp.	4.9% Interest in Conemaugh Generating Station	Allegheny Energy Inc.	Coal	PA	$51.3	$51.3	83.2	$616.3
9/19/02	Red Hawk Energy LLC	39.5% Interest in Mt. Poso Cogeneration Facility	NRG Energy Inc.	Coal	CA	$10.0	$10.0	19.6	$511.4
6/17/02	Sempra Energy	Bremond Plant	Texas-New Mexico Power Co.	Coal	TX	$120.0	$120.0	305.0	$393.4
2/26/02	Dominion Resources Inc.	State Line Power Plant	Mirant Corp.	Coal	IN	$182.0	$182.0	515.0	$353.4
				Mean					$533.3
				Median					$511.4

(1) Source: SEC filings, company press releases and industry research.
(2) Transaction values and multiple exclude the four inactive gas / oil fired plants purchased, which have a total of 1,863 MW of generating capacity.

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RBC Capital Markets

Comparable Asset Acquisitions Analysis (cont.)[1]

($ in millions, unless otherwise noted)

Gas

Date Ann.	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / KW
5/4/04	KGen Partners LLC	Gas-Fired Power Plants	Duke Energy Corp.	Gas	Various	$475.0	$475.0	5,325.0	$89.2
4/23/04	Centrica Plc	Bastrop Energy Partners L.P.	FPL Energy LLC	Gas	TX	$143.0	$143.0	540.0	$264.8
1/26/04	Entergy Corp.	Perryville Power Plant	Perryville Energy Partners LLC	Gas	LA	$170.0	$170.0	718.0	$236.8
				Mean					$196.9
				Median					$236.8

Nuclear

Date Ann.	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / KW
3/1/04	Cameco South Texas Project LP	25.2% Interest in STP	American Electric Power Co.	Nuclear	TX	$332.6	$332.6	630.0	$527.9
11/25/03	Constellation Energy Group Inc.	R.E. Ginna Nuclear Power Plant	Energy East Corp.	Nuclear	NY	$401.0	$401.0	495.0	$810.1
11/7/03	Dominion Resources Inc.	Kewaunee Power Plant	WPS Resources Corp. (59%) / Alliant Energy Corp. (41%)	Nuclear	WI	$183.5	$183.5	545.0	$336.7
10/3/03	Exelon Corp.	50.0% Interest in AmerGen Energy Co. LLC	British Energy Plc	Nuclear	PA	$276.5	$276.5	1,250.0	$221.2
4/15/02	FPL Group Inc.	88.2% Interest in Seabrook Nuclear Generating Station	Consortium	Nuclear	NH	$798.0	$798.0	1,024.0	$779.3
8/15/01	Entergy Corp.	Vermont Yankee Nuclear Plant	Vermont Yankee Nuclear Power Corp.	Nuclear	VT	$145.0	$145.0	510.0	$284.3
				Mean					$493.3
				Median					$432.3

(1) Source: SEC filings, company press releases and industry research.

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RBC Capital Markets

Discounted Cash Flow Analysis

Methodology

Analyzed the present value of the projected after-tax cash flows of Genco Holdings (EBITDA less cash taxes on EBIT, capital expenditures, and changes in working capital) through 2008E at a range of discount rates and terminal value EBITDA multiples.

Projected after-tax cash flows of Genco Holdings are based on the Company Forecast.

Weighted Average Cost of Capital (“WACC”)

Cost of equity is based on the capital asset pricing model (“CAPM”) method.

Terminal Value

Terminal value is calculated using the terminal EBITDA multiple method, whereby an EBITDA multiple is applied to Genco Holdings’ 2008E EBITDA. Terminal EBITDA multiple is based on the Comparable Company Analysis.

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Discounted Cash Flow Analysis Summary(1)(2)(3)

Equity Value per Share

Terminal EBITDA Multiple

$51.96 6.0x 6.5x 7.0x 7.5x 8.0x 8.5x

8.0% $50.38 $53.28 $56.17 $59.07 $61.96 $64.86

9.0% $48.80 $51.59 $54.38 $57.17 $59.96 $62.75

10.0% $47.29 $49.98 $52.67 $55.36 $58.05 $60.74

11.0% $45.84 $48.43 $51.02 $53.62 $56.21 $58.81

WACC

12.0% $44.45 $46.95 $49.45 $51.96 $54.46 $56.96

13.0% $43.12 $45.53 $47.95 $50.36 $52.78 $55.19

14.0% $41.84 $44.17 $46.50 $48.84 $51.17 $53.50

15.0% $40.62 $42.87 $45.12 $47.37 $49.62 $51.88

(1) Financial forecast provided by management to Citigroup and by Citigroup to RBC as of 7/14/04.

(2) Based on mid-period cash flow convention.

(3) Assumes ($0.3) million in net debt as of 3/31/04 and 80.0 million total basic shares outstanding, sourced from SEC filings.

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